Exhibit 10.11

DATED THE 15th DAY OF June 2007

THE PROVOST FELLOWS & SCHOLARS OF THE COLLEGE OF THE HOLY AND UNDIVIDED TRINITY OF QUEEN ELIZABETH NEAR DUBLIN

ONE PART

-AND-

Merrion Pharmaceuticals Ireland Ltd.

OTHER PART

LICENSE

THIS LICENSE is made 15th day of June, 2007

BETWEEN THE PROVOST FELLOWS & SCHOLARS OF THE COLLEGE OF THE HOLY AND UNDIVIDED TRINITY OF QUEEN ELIZABETH NEAR DUBLIN

in the City of Dublin (hereinafter called “the Licensor”) of the one part

AND

Merrion Pharmaceuticals Ireland Ltd, Biotechnology institute, Trinity College Dublin, College Green, Dublin 2 in die City of Dublin (hereinafter called “the Licensee”) of the other part

NOW IT IS HEREBY AGREED as follows:

Definitions:

1.	In this license where the context so admits the following expression shall have the following meaning:

“Bare Licensee”	A person given authority by the Licensor to use its premises without becoming entitled to exclusive possession being deemed a personal privilege with no interest in the land.

“Commencement Date”	1st Day of March 2007

“License Fee”	Subject to the provisions for termination hereinafter contained for the period from the day of 1st Day March 2007 to the 31st January 2009 the sum of €274.16 per square Meter, the total square meters of the space , being 4373 square meters (including GMP suite), together with VAT LA the rate of 21% on all such payments, and service charge at fee of €84.00 per square meter.

“License Period”	Flout the Commencement Date for a period of 1 year and 11 months with option to surrender by the Licensee giving 90 written days notice to the Licensor.

“Permitted Use”	Is only in connection with the business of research, design and manufacture of pharmaceuticals as carried on by the Licensee.

“Premises”	The property the subject matter of this License is known as north side of the second floor of the Biotechnology institute and GMP suite on the first floor in the Biotechnology Institute.

“Service Charge Pee Payable”	€84.00 per square Meter and VAT at 21%. Revised Annually.

The Grant

2.1

So long as this License shall remain in operation the Licensor hereby licenses and authorizes the Licensee (subject to the terms and conditions contained in this License) to enter upon and use solely for the purpose of the Permitted Use the Premises as a Bare Licensee and for the avoidance of doubt the Licensee hereby acknowledges that possession and control of the Premises remains in the Licensor which has the right of access thereto for itself its officers, agent, employees and nominees for all purposes at all times in the company of an employee of the

Licensee if such employee is available, having being given prior notice. The Licensee shall have the same right of access through normal campus entrances to the Biotechnology Institute as is provided generally to other researchers in the Institute.

The Licensor hereby authorizes the Licensee to have access, subject to the rules of the Licensor applicable authorized users in the Biotechnology Institute, to the conference room on the around floor of the said Institute for as long as such space is maintained as a conference room.

2.3	Such storage space as the Licensor may from time to time allocate to the Licensee shall also be subject to the conditions of this License.

The Period of License

3.	This License shall commence on the Commencement Date and shall continue for the License Period or until terminated under any of the provisions herein contained and, inter alia, under the following provisions.

4.	(a) The License Fee payable from time to time during the continuance of this License shall be paid by way of monthly standing order in advance, at a fee of €274.16 per square Meter, the total area of the unit being 437.7 square meters.

Licensee’s Obligations

5.	The Licensee hereby agrees and undertakes:

(a)	to pay the License Fee and VAT thereon at the rate of 21% on the days and in the mariner specified in this License.

(b) (i)	to pay to the Licensor premiums payable by the Licensor in effecting such insurance cover on the premises as the Licensor may deem appropriate.

(ii)	to comply with all directions of the Licensor, the Licensor’s insurers or the Licensor’s brokers Coyle Hamilton Willis in relation to insurances and to discharge all such premiums as may be required by the Licensor in respect of such directions and insurances.

(iii)	to pay the Licensor a service charge at a rate of €84.00 per square meter up to and including the period of 30th September 2007 and any increased service charge from 1st October 2007 for the residence of the License period at a service charge rate determined by the Licensor based on an increased level only. The said service charge to include the provision to the Licensee of security, water, town gas, normal electricity usage, heat and air conditioning, cleaning and contribution to the facilities and the cleaning of the general toilets and kitchen facilities and the common space in the garden.

(c)	To keep the Premises clean neat and tidy and free from any rubbish or fire or health hazard and to remove on a daily basis all waste and refuse from the Premises.

(d)	Not to damage any part of the Premises and to bear any costs incurred by the Licensor in making good any damage caused by the Licensee or any employee servant agent or invitee of the Licensee.

(e)	To notify the Licensor immediately in writing of any damage caused by the Licensee or any employee servant agent or invitee of the Licensee to the Premises and of any damage to or deterioration in the Premises howsoever arising.

(f) (i)	to use the Premises for the Permitted Use only.

(ii)	not to do or permit to be done in or about the Premises anything which shall be a nuisance inconvenience or disturbance to the Licensor or the Licensees or occupiers of the remainder of the Premises (if applicable).

(g)	Not to overload the floor of the Premises or the electrical installations or the other services of or to the Premises.

(h)	Not to keep on the Premises any inflammable explosive dangerous or harmful substance liquid or gas and not to keep or place or permit to be kept or placed any goods or articles of property of the Licensee or its employees servants agents or invitees outside the limits of the Premises and not to obstruct any other part of the Premises PROVIDED ALWAYS that notwithstanding anything contrary contained in this agreement have the right to store and use such Laboratory Chemicals including flammable solvents as are required for the research program of the licensee provided that all relevant codes of safe laboratory practice shall be observed by the Licensee and provided that the Licensor may on reasonable notice inspect the premises and then require adherence to regulations of the Licensor governing the storage and use of such chemicals which apply to all researchers in Trinity College Dublin.

(i)	Not to do or permit to be done anything on the Premises whereby any policy of insurance on the Premises may become void or voidable or whereby the rate of the premium thereon may be increased and immediately to repay on demand to the Licensor all expenses incurred by the Licensor in the renewal of any such policy rendered necessary by a breach of this obligation and at all times to comply with all requirements of the insurers of the Premises if notified by the Licensor.

(j)	At the expense of the Licensee to comply with all the provisions and requirements of any present Act of Parliament or any present or future Act of the Oireachtas and every order regulation and by-law made under or in pursuance of such Acts or by any local or other competent authority in respect of the Premises or the user of it or the person or any fixture or machinery plant or chattels for the time being in it and any regulations permissions directions orders by-laws building regulations and order made under such Acts and to indemnify the Licensor at all times against all proceedings actions and costs charges claims expenses damages liabilities losses and demands arising from any breach of this obligation and to maintain such suitable and serviceable fire fighting equipment in the Premises as may be specified by the Licensor whether in conformity-with the requirements of the local or fire authorities or the Licensor’s insurers or otherwise.

(k)	To indemnify and keep indemnified the Licensor from and against all proceedings actions, costs, charges, claims, expenses, damages, liability losses and demands in respect of any injury to or the death of any person (being employees, servants, agent, invitees licensees or the general public) and all damage to any property moveable or immoveable in or about the Premises caused by or arising from any act neglect or default of the Licensee or any employee servant agent or invitee of the Licensee and to maintain public liability insurance in a minimum sum of €6,500,000.00 in respect of any one event or such additional sums as the Licensor may direct in the joint names of the Licensor and the Licensee, if so required by the Licensor.

(l)	To cease to employ at the Premises at the request of the Licensor any person whose conduct may have proved detrimental to the good standing and orderly functioning of the Premises or to the comfort and well being of other occupants of or visitors to the Premises.

(m) (i)

To observe and comply with and to cause its employees servants agents and invitees to observe and comply with all requirements and regulations made from time to time by the Licensor with record to the use and management of the Premises and the common parts, the roads footpaths and amenity areas (if any) including safety cleanliness noise and other environmental matters and car parking access and loading requirements and regulations.

(ii)	Not to park or allow to be parked any motor car or other vehicle pedal or motor bike or scooter on any part of the Premises without the prior written consent of the Licensor and not to permit any congestion or obstruction of any roadways or footpaths on the Premises. The Licensor accepts no responsibility or liability for any loss or damage to or theft of or from any motorcar or other vehicle pedal or motorbike or scooter parked on the Premises. To use or cause the employees servants agents and invitees of the License to use the common parts of the Premises made available from time to time by the Licensor for use by the Licensee and other occupants of the Premises in a careful and responsible.

(iv)	To note Premises only between the hours of 8am and 8pm 7 days a week and at such other time and times normally allowed to any other researchers operating in the Biotech Building at Trinity College Dublin or at such other time or times as the Licensor may direct to the Licensee from time to time, such permission not to be unreasonably withheld.

(n)	Not to make any alteration or addition to the Premises and not to erect any sign or advertisement in or upon the Premises or elsewhere on the Premises without the prior written approval of the Licensor, such consent may not be unreasonably withheld.

(o)	Save for laboratory equipment used in the conduct of the permitted use to obtain the prior written approval of the Licensor before installing any other plant machinery equipment or processes in or on the Premises such approval not to be unreasonably withheld.

(p)	To permit the Licensor and all persons authorized by the Licensor to enter the Premises at any time and for any purpose.

(q)	Immediately upon the termination of the License Period to furnish full vacant possession of the Premises to the Licensor and to remove all the Licensee’s property from the Premises and to leave it clean and tidy and to bear the cost (if any) incurred by the Licensor in making good any damage caused in the course of the removal of the Licensee’s property.

(r) (i)	If the Licensee is an individual he will personally be responsible for the management of the Premises and the business or activity of the Licensee conducted there. Failing the same the Licensee will nominate appoint and duly authorize as the Licensee’s Agent a manager who will be so responsible and will give full particulars in writing of such manager to the Licensor.

(ii)	If the Licensee is not an individual then the Licensee will nominate appoint and duly authorize as the Licensee’s agent a manager who will be responsible for the management of the Premises and the business or activity of the Licensee conducted there and will give full particulars in writing of such manager to the Licensor.

(s)	To obtain all necessary approvals and consents (prior to the signing of this License) to ensure that the Permitted Use complies with Local Government (Planning & Development) Act 1963 as amended or extended.

Termination

6. (a)	This License shall terminate automatically on the expiry of the License Period.

(b)	This License shall terminate immediately:-

(i)	if the Licensee shall fail to pay the License Fee or any other slims payable under the License within forty days of the due date; or

(ii)	if the Licensee shall have failed to remedy any breach of any of the obligations agreements terms and conditions of the License within 30 days after notice of the breach shall have been given by the Licensor to the Licensee; or

(iii)	if the Licensee (being an individual) shall become bankrupt or (being a company) shall suffer the appointment of a Receiver or Liquidator; or

(iv)	if the Premises shall become incapable of use through fire, destruction or any other such reason beyond the control of the Licensor.

(c)	This License shall terminate at any time by 90 days notice in writing to the Licensor on the expiry of the 90 day notice period.

(d)	Any termination under any of the provisions contained within this clause shall not affect the rights of action of the Licensor in respect of any prior breach of any of the obligations agreements terms and conditions of the Licensee contained in this License and on termination the Licensee shall immediately vacate the Premises and remove its stock plant machinery equipment and other property from the Premises provided that without prejudice in respect of any monies due from the Licensee until such debt is paid.

Nature of License

7. (a)	This License is personal to the Licensee and may not be transferred or otherwise dispose of and for the avoidance of doubt the Licensee may neither part with nor share possession or occupation of the Premises or any part of it nor grant a License of the whole or any part of the Premises to any other person or body.

(b)	Nothing in this License shall establish any partnership or any joint venture between the Licensor and the Licensee or be construed or create a legal transfer or grant exclusive possession to the Licensee or create any greater interest in the Licensee than a License on the terms set out above AND the Licensee agrees not to impede in any way the Licensor or its officers employees servants agents invitees and Licensees in the exercise by them of the Licensors right of possession and control of the whole of the Premises.

Car Parking

8.	The Licensor will continue to obtain for the Licensee a parking concession for two cars in college campus and four cars in the Licensors overflow car park on Pearse Street subject to the prior sanction of the site and services committee of the Licensor, but the Licensor will be entitled to withdraw such concession at any time without compensation if the use of the said car park for parking cars is materially curtailed for any reason.

General Provisions

9. (a)

The Licenser shall not in any circumstances be responsible to the Licensee and its employees servants agent and invitees for, and the Licensee shall indemnify the Licensor against, any injury illness death damage destruction or financial loss or consequential loss (including loss of sales or profits) which may at any time be caused or done to the Licensee or its employees servants agents and invitees or to the Premises or to the common parts of the Premises (if any) or to any of the goods merchandise plant equipment or property of the Licensee or its employees servants, and agents and invitees in or about the Premises by reason of any act neglect default omission of the Licensor its employees servants agents invitees and licensees by reason of the stoppage breakage failure defect or inadequacy of any lighting power heating plumbing or any other pipes appliances apparatus or machinery in or connected with or used for the purpose of the Premises or any part of its or the common parts of the Premises or by reason of fire water damage or any other cause.

(b)	Any dispute arising between the Licensee and any other Licensee or occupier (other than the Licensor) of the remainder of the Premises as to any right or privilege in connection with the use of the Premises shall (if so required by the Licensor but not otherwise) be determined by the Licensor whose decision shall be final and binding on the Licensee.

(c)	Any notice to be given under this License shall either be delivered personally or sent by first class recorded delivery post (airmail if overseas) or facsimile. The address for service of the Licensee or the Licensor shall (in the case of a company) be its registered office for the time being and (in the case of an individual) shall be his address stated above or any other address for service previously notified to the other or (in the absence of any such notification) his last known place of residence. A notice shall be deemed to have been served as follow:

(a)	If personally delivered, at the time of delivery;

(b)	If posted, at the expiration of 48 hours or (in the case of airmail) seven. days after the envelope containing the same was delivered into custody of the postal authorities; and

(c)	If sent by facsimile. at the time of such transmission.

In proving such service it shall be sufficient to prove that personal delivery was made. that the envelope cogs such notice was properly addressed and delivered into the custody of the postal authority as a pre-paid first class recorded delivery or airmail letter (as appropriate) or that facsimile was transmitted on a tested line as the case may be.

IN WITNESS whereof the Licensor and the Licensee: Merrion Pharmaceuticals Ireland Limited

/s/ John Lynch
John Lynch Managing Director

Date:     15th June 2007

THE, PROVOST FELLOWS AND SCHOLARS OF THE COLLEGE OF THE HOLY AND UNDIVIDED TRINITY OF QUEEN ELIZABETH NEAR DUBLIN

/s/ Martin A. Mullins
Martin A. Mullins
Director of Research & Innovation

Date: 15th June 2007